Exhibit 10.37

TAX PROTECTION AGREEMENT

THIS TAX PROTECTION AGREEMENT (this “Agreement”) is made and entered into as of the 30th day of September, 2019 by and among GENERATION INCOME PROPERTIES, L.P., a Delaware limited partnership (the “Partnership”), GENERATION INCOME PROPERTIES, INC., a Maryland corporation (the “REIT”), and the sole general partner of the Partnership, and RIVERSIDE CROSSING, L.C., a Virginia limited liability company, as contributor (the “Contributor” and, together with the Partnership and the REIT, the “Parties”).

WHEREAS, the Contributor, pursuant to that certain Contribution and Subscription Agreement, dated the date hereof, by and between the Contributor and the Partnership (the “Contribution Agreement”), is contributing the Property (the “Contribution”) to the Partnership in exchange for common units of limited partnership interest in the Partnership (“OP Units”);

WHEREAS, it is intended for federal income tax purposes that the Contribution for OP Units will be treated in part as a tax-deferred contribution of the Property to the Partnership for OP Units under Section 721 of the Code;

WHEREAS, in consideration for the agreement of the Contributors to make the Contribution, the Parties desire to enter into this Agreement regarding certain tax matters as set forth herein; and

WHEREAS, the REIT and the Partnership desire to evidence their agreement regarding amounts that may be payable in the event of certain actions being taken by the Partnership regarding the disposition of the Property, and regarding certain minimum debt obligations of the Partnership and its subsidiaries.

NOW, THEREFORE, in consideration of the promises and the mutual representations, warranties, covenants and agreements contained herein and in the Contribution Agreement, the Parties hereby agree as follows:

Article 1

DEFINITIONS

To the extent not otherwise defined herein, capitalized terms used in this Agreement have the meanings ascribed to them in the Partnership Agreement (as defined below).

“Accounting Firm” has the meaning set forth in the Section 4.2.

“Agreement” has the meaning set forth in the Preamble.

“Book Gain” means any gain that would not be required under Section 704(c) of the Code and the applicable regulations to be specially allocated to the Protected Partners for federal income tax purposes (for example, any gain attributable to appreciation in the actual value of the Gain Limitation Property following the Closing Date or any gain resulting from reductions in the “book value” of the Gain Limitation Property following the Closing Date).

“Business Day” means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

“Cash Consideration” has the meaning set forth in Section 2.1(a).

“Closing Date” means the date on which the Contribution will be effective.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contribution” has the meaning set forth in the Recitals.

“Contribution Agreement” has the meaning set forth in the Recitals.

“Debt Guarantee” means a guarantee in such form as may be acceptable to the Protected Partners, the Partnership, and the applicable lender to which such guarantee relates.

“Existing Property Debt” means the indebtedness to which the Property was subject immediately prior to the time of the Contribution of such Property.

“Final Determination” means (i) a decision, judgment, decree or other order by any court of competent jurisdiction, which decision, judgment, decree or other order has become final after all allowable appeals by either party to the action have been exhausted or after the time for filing such appeals has expired, (ii) a binding settlement agreement entered into in connection with an administrative or judicial proceeding, (iii) the expiration of the time for instituting a claim for refund, or if such a claim was filed, the expiration of the time for instituting suit with respect thereto or (iv) the expiration of the time for instituting suit with respect to a claimed deficiency.

“Gain Limitation Property” means (i) each property or asset identified on Schedule 2.1(b) hereto as a Gain Limitation Property; (ii) any direct or indirect interest owned by the Partnership in any entity that owns an interest in a Gain Limitation Property, if the disposition of that interest would result in the recognition of Protected Gain by a Protected Partner; and (iii) any other property that the Partnership directly or indirectly receives that is in whole or in part a “substituted basis property” as defined in Section 7701(a)(42) of the Code with respect to a Gain Limitation Property

“Guaranteed Liability” means any Nonrecourse Liability that is guaranteed, in whole or in part, by one or more Protected Partners in accordance with Section 3.1(b).

“Indirect Owner” means, in the case of a Protected Partner that is an entity that is classified as a partnership, disregarded entity or subchapter S corporation or real estate investment trust for federal income tax purposes, any person owning an equity interest in such Protected Partner, and in the case of any Indirect Owner that itself is an entity that is classified as a partnership, disregarded entity, subchapter S corporation or real estate investment trust for federal income tax purposes, any person owning an equity interest in such entity.

“Minimum Debt Amount” shall mean, with respect to each Gain Limitation Property, the Existing Property Debt minus any scheduled but unpaid amortization payments that would have been required to be paid under the terms of such Existing Property Debt prior to the maturity date of such Existing Property Debt (but not including payments otherwise due at maturity of such Existing Property Debt, which may be refinanced as applicable during the Tax Protection Period). The initial Minimum Debt Amount with respect to each Gain Limitation Property is set forth on Schedule 2.1(b) hereto, as amended and/or supplemented from time to time.

“Minimum Liability Amount” means each Protected Partner’s “negative tax basis” as of the Closing Date, as set forth next to such Protected Partner’s name on Schedule 3.1(a) hereto. The amounts reflected on Schedule 3.1(a) represent one hundred ten percent (110%) of the estimated “negative tax basis” as of the Closing Date. In addition, the Minimum Liability Amount shall be adjusted and allocated, proportionately and as appropriate, to take into account dispositions of OP Units to Indirect Owners and any direct or indirect partner, member or shareholder of the Protected Partner or Indirect Owner.

“Nonrecourse Liability” has the meaning set forth in Treasury Regulations Section 1.752-1(a)(2).

“OP Units” has the meaning set forth in the Recitals.

“Parties” has the meaning set forth in the Preamble.

“Partnership” has the meaning set forth in the Preamble.

“Partnership Agreement” means the Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of March 23, 2018, as amended, and as the same may be further amended in accordance with the terms thereof

“Partnership Interest Consideration” has the meaning set forth in Section 2.1(c).

“Property” has the meaning ascribed to such term in the Contribution Agreement.

“Protected Gain” shall mean the gain that would be allocable to and recognized by a Protected Partner for federal income tax purposes under Section 704(c) of the Code in the event of the sale of a Gain Limitation Property in a fully taxable transaction. The initial amount of Protected Gain with respect to each Protected Partner shall be determined as if the Partnership sold each Gain Limitation Property in a fully taxable transaction on the Closing Date for consideration equal to the Section 704(c) Value of such Gain Limitation Property on the Closing Date, and is set forth on Schedule 2.1(b) hereto. After the Closing Date, Protected Gain shall be reduced from time to time to reflect reductions in the “book-tax disparity” with respect to each Property in accordance with Treasury Regulations § 1.704-3 as provided in Article 6 below. Book Gain, including without limitation, any “reverse Section 704(c) gain” allocable to such Protected Partner pursuant to Treasury Regulations Section 1.704-3(a)(6), shall not be considered Protected Gain and for purposes of calculating the amount of Section 704(c) gain allocable to a Protected Partner shall not be taken into account unless, as a result of adjustments to the “book value” of any Gain Limitation Property pursuant to the Partnership Agreement or otherwise, all or a portion of the gain recognized by the Partnership that would have been Section 704(c) gain without regard to such adjustments becomes or is treated as “reverse Section 704(c) gain” or Section 704(b) gain under Section 704 of the Code, in which case such gain shall continue to be treated as Section 704(c) gain. In all events such Protected Gain shall not be greater than the Protected Gain as of the Closing Date after taking into account any gain required to be recognized by a Protected Partner as a result of the transactions contemplated by the Contribution Agreement.

“Protected Partner” means the Contributor, each Indirect Owner and any other person who (i) acquires OP Units from a Protected Partner in a transaction in which gain or loss is not recognized in whole or in part and in which such transferee’s adjusted basis for federal income tax purposes is determined in whole or in part by reference to the adjusted basis of the Protected Partner in such OP Units, (ii) has notified the Partnership of its status as a Protected Partner and (iii) provides all documentation reasonably requested by the Partnership to verify such status (including any applicable debt guarantee), but excludes any person that ceases to be a Protected Partner pursuant to this Agreement.

“Section 704(c) Value” means the fair market value of any Gain Limitation Property as of the Closing Date, as set forth next to each Gain Limitation Property on Schedule 2.1(131 hereto. The Partnership shall initially carry the Gain Limitation Property on its books at a value equal to the Section 704(c) Value as set forth on Schedule 2.1(b).

“Subsidiary” means any entity in which the Partnership owns a direct or indirect interest that owns a Gain Limitation Property on the Closing Date or that thereafter is a successor to the Partnership’s direct or indirect interests in a Gain Limitation Property.

“Successor Partnership” has the meaning set forth in Section 2.1(h ).

“Tax Protection Period” means the period commencing on the Closing Date and ending on the seventh (7th) anniversary thereof; provided, however, that with respect to a Protected Partner, the Tax Protection Period shall terminate at such time as (i) such Protected Partner has disposed of eighty percent (80%) of the OP Units received on the Contribution in one or more taxable transactions; (ii) with respect to any OP Units acquired by a Protected Partner as a result of the death of another Protected Partner, if such death results in a step-up in the adjusted tax basis in such OP Units or (iii) there is a Final Determination that no portion of the Contribution qualified for tax-deferred treatment under Section 721 of the Code.

“Treasury Regulations” means the income tax regulations under the Code, whether such regulations are in proposed, temporary or final form, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

Article 2

RESTRICTIONS ON DISPOSITIONS OF

GAIN LIMITATION PROPERTIES

Section 2.1 Restrictions on Disposition of Gain Limitation Properties.

(a) General Prohibition. The Partnership agrees for the benefit of each Protected Partner, for the term of the Tax Protection Period, not to directly or indirectly sell, exchange, transfer, or otherwise dispose of a Gain Limitation Property or any interest therein, without regard to whether such disposition is voluntary or involuntary, in a transaction that would cause any Protected Partner to recognize any Protected Gain.

Without limiting the foregoing, the term “sale, exchange, transfer or disposition” by the Partnership shall be deemed to include, and the prohibition shall extend to:

(i) any direct or indirect disposition by any direct or indirect Subsidiary of any Gain Limitation Property or any interest therein;

(ii) any direct or indirect disposition by the Partnership of any Gain Limitation Property (or any direct or indirect interest therein) that is subject to Section 704(c)(1)(B) of the Code and the Treasury Regulations thereunder; and

(iii) any distribution by the Partnership to a Protected Partner that is subject to Section 737 of the Code and the Treasury Regulations thereunder.

Without limiting the foregoing, a disposition shall include any transfer, voluntary or involuntary, by the Partnership or any Subsidiary in a foreclosure proceeding, pursuant to a deed in lieu of foreclosure, or in a bankruptcy proceeding.

(b) Exceptions Where No Gain Recognized. Notwithstanding the restriction set forth in this Section 2.1, the Partnership and any Subsidiary may dispose of any Gain Limitation Property (or any interest therein) if such disposition qualifies as a “like-kind exchange” under Section 1031 of the Code, or an involuntary conversion under Section 1033 of the Code, or other transaction (including, but not limited to, a contribution of property to any entity that qualifies for the non-recognition of gain under Section 721 or Section 351 of the Code, or a merger or consolidation of the Partnership with or into another entity that qualifies for taxation as a “partnership” for federal income tax purposes (a “Successor Partnership”)) that, as to each of the foregoing, does not result in the recognition of any taxable income or gain to any Protected Partner with respect to any of the OP Units; provided, however, that in the case of a “like-kind exchange” under Section 1031 of the Code, if such exchange is with a “related party” within the meaning of Section 1031(0(3) of the Code, any direct or indirect disposition by such related party of the Gain Limitation Property or any other transaction prior to the expiration of the two (2) year period following such exchange that would cause Section 1031(0(1) of the Code to apply with respect to such Gain Limitation Property (including by reason of the application of Section 1031(0(4) of the Code) shall be considered a violation of this Section 2.1 by the Partnership.

(c) Other Exceptions. Notwithstanding the foregoing, this Section 2.1 shall not apply to:

(i) a voluntary, actual disposition by a Protected Partner of OP Units in connection with a merger or consolidation of the Partnership pursuant to which (1) the Protected Partner is offered as consideration for the OP Units either cash or property treated as cash pursuant to Section 731 of the Code (“Cash Consideration”) or partnership interests and the receipt of such partnership interests would not result in the recognition of gain for federal income tax purposes by the Protected Partner (“Partnership Interest Consideration”); (2) the Protected

Partner has the right to elect to receive solely Partnership Interest Consideration in exchange for its OP Units, and the continuing partnership (or other successor to the assets of the Partnership) has agreed in writing to assume the obligations of the Partnership under this Agreement; (3) no Protected Gain is recognized by the Partnership as a result of any partner of the Partnership receiving Cash Consideration; and (4) the Protected Partner elects or is deemed to elect to receive solely Cash Consideration;

(ii) the recognition of Protected Gain by a Protected Partner as a result of (i) the Tax positions taken by the initial Protected Partner prior to the date of the Contribution, or (ii) changes in Tax law made or enacted after the Closing Date.

Article 3

ALLOCATION OF NONRECOURSE LIABILITIES

Section 3.1 Allocation of Nonrecourse Liabilities.

(a) During the Tax Protection Period, pursuant to Treasury Regulations Section 1.752-3(a)(2) and (3), with respect to each Gain Limitation Property then held directly or indirectly by the Partnership, the Partnership shall maintain, directly or indirectly, an amount of Nonrecourse Liabilities secured by such Gain Limitation Property or to which the Gain Limitation Property is otherwise subject for purposes of Treasury Regulations Section 1.752-3(a) in an amount that is not less than the Minimum Debt Amount with respect to such Gain Limitation Property, and the Partnership shall allocate such Nonrecourse Liabilities to the Protected Partners in accordance with Section 752 of the Code and the Treasury Regulations. Schedule 3.1(a) hereto sets forth, with respect to each Gain Limitation Property, each Protected Partner’s Minimum Liability Amount with respect to such Gain Limitation Property. To the extent a Protected Partner must guarantee (in accordance with Section 3.1(b)) any Nonrecourse Liabilities in order to be allocated its Minimum Liability Amount and does not do so (except to the extent such failure to do so is the direct result of a failure by the Partnership to use reasonable efforts to cause the lender to agree to the Debt Guarantee form or other mutually agreed upon form to the extent required in accordance with Section 3.1(b)), the Partnership shall not be treated as having breached its obligation under this Section 3.1(a) to the extent of such failure. The Minimum Liability Amount may be decreased over time (as reasonably determined by the Partnership) to an amount that reflects the then applicable amount necessary to prevent the recognition of Protected Gain to such Protected Partners under Section 465, Section 707(a)(2)(B), Section 731 or Section 752 of the Code and Treasury Regulations.

(b) During the Tax Protection Period, each Protected Partner shall have the right, but not the obligation, upon forty-five (45) days’ written notice, to offer a Debt Guarantee of one or more Nonrecourse Liabilities in an aggregate amount up to the Minimum Liability Amount with respect to such Protected Partner, and the Partnership shall use reasonable efforts, at such Protected Partner’s expense, to cause the applicable lender to agree to accept such Debt Guarantee in such form as may be acceptable to the Protected Partner, the Partnership, and the applicable lender; provided that the Partnership makes no representation or warranty that the applicable lender shall accept any such Debt Guarantee. In connection with any request by any Protected Partner to offer a Debt Guarantee, the parties hereto hereby agree as follows:

(i) If such lender agrees to accept such Debt Guarantee, then, as a condition to the execution and delivery of such Debt Guarantee, the applicable Protected Partner(s), the Partnership and the applicable lender will enter into an agreement (in form and substance satisfactory to the applicable lender and reasonably satisfactory to the Partnership and the Protected Partner(s)) under which such Protected Partner(s) shall confirm that (x) such Protected Partner(s) will have no approval right in connection with or relating to the Debt Guarantee with respect to any modification or amendment to any of the loan documents evidencing and/or securing the applicable loan, and (y) the applicable Debt Guarantee will remain in full force and effect with respect to the loan documents evidencing and/or securing such loan, including any and all modifications or amendments thereto, without a contemporaneous approval, confirmation or ratification by such Protected Partner(s); provided, no such modification or amendment shall increase the total dollar amount guaranteed by the Protected Partner with respect to such Debt Guarantee without the Protected Partner’s express prior written approval.

(iv) If a Protected Partner executes a Debt Guarantee in a form acceptable to the Partnership and the applicable lender under the Guaranteed Liability, the Partnership shall deliver a copy of such Debt Guarantee to such lender promptly after receiving such copy from the relevant Protected Partner.

(v) If, at any time, any Protected Partner executes and delivers a Debt Guarantee to a lender in accordance with this Section 3.1(b), and if, notwithstanding the provisions of any agreement entered into in accordance with clause (i) of this Section 3.1(b), in connection with a proposed modification or amendment to the related loan documents the applicable lender requests from the applicable Protected Partner(s) a confirmation and ratification of the Debt Guarantee, then, provided that the proposed modification or amendment is a Consistent Amendment (hereinafter defined), the applicable Protected Partner(s) will ratify and confirm that the Debt Guarantee remains in full force and effect and shall not be impacted, terminated or modified in any way as a result of such loan modification and such Protected Partner(s) will execute and deliver such written consent, confirmation and ratification no later than five (5) Business Days after being requested to do so by the Partnership. In the event that a Protected Partner fails to ratify and confirm a Debt Guarantee in accordance with this Section 3.1(b)(iii), then (i) the General Partner of the Partnership may, in its discretion and to the extent permitted by law, reduce the portion (if any) of such Guaranteed Liability that is allocable to such Protected Partner for purposes of Section 752 of the Code; and (ii) regardless of any actions taken by the General Partner of the Partnership pursuant to the preceding clause (i), the Partnership shall, with respect to such Protected Partner, be deemed to have satisfied in full its obligations under Section 3.1 with respect to such Nonrecourse Liabilities for all purposes of this Agreement (and shall have no obligation to such Protected Partner under Section 4.1 of this Agreement with respect to the Nonrecourse Liabilities to which such Debt Guarantee relates).

(vi) Prior to entering into any amendment or modification to the loan documents evidencing a Guaranteed Liability, the Partnership will deliver to each Protected Partner(s) that has at that time delivered a Debt Guarantee that remains outstanding with respect to such Guaranteed Liability, a brief summary of the key business terms of such amendment or modification. Such Protected Partner(s) shall have ten (10) Business Days (x) to solicit any additional information from the Partnership regarding the amendment or modification and (y) to object to such amendment or modification, but the Protected Partner(s) shall be entitled to object only if such Protected Partner(s) conclude, in such Protected Partner(s)’ reasonable discretion, that solely as a result of such proposed amendment or modification, there would be (a) a reduction in the amount of such Guaranteed Liability that would be allocated to such Protected Partner(s) under Section 752 of the Code and the Treasury Regulations thereunder (as compared to the amount of such Guaranteed Liability that would be so allocated to such Protected Partner(s) in the absence of such modification or amendment); or (b) an increase in the total dollar amount guaranteed by the Protected Partner with respect to such Guaranteed Liability, it being understood and agreed that Protected Partner(s) shall have no other basis upon which to object to the proposed modification or amendment. Any such objection shall be delivered to the Partnership in writing prior to the expiration of such ten (10) Business Day period and shall explain the specific basis for such objection. If the Partnership receives any such objection notice, the Partnership will not enter into the proposed amendment or modification, and any future revisions to the proposed amendment or modification shall be subject to the approval process set forth in this clause (iv). If the Protected Partner(s) either notify the Partnership that the Protected Partner(s) do not object to the proposed business terms, or if Protected Partner(s) fail to respond during such ten (10) Business Day period, then the Partnership shall be permitted to enter into the proposed amendment or modification, and such Protected Partner(s) shall be deemed to have approved such proposed amendment or modification (any such proposed amendment or modification, a “Consistent Amendment”).

(c) During the Tax Protection Period, the Partnership shall use the optional method under Treasury Regulations Section 1.752-3(a)(3) to allocate “nonrecourse liabilities” (as defined under applicable Treasury Regulations), if any, secured by any Gain Limitation Property to the Protected Partners to the extent the “built-in gain” allocable to such Protected Partners under Section 704(c) of the Code with respect to such Gain Limitation Property exceeds the amount of such “nonrecourse liabilities” allocated to such Protected Partners under Treasury Regulations Section 1.752-3(a)(2).

(d) Except as otherwise provided in this Section 3.1, and subject to Section 4.1, prior to the maturity date of the Existing Property Debt for a Gain Limitation Property the Partnership may, and no later than the maturity date of such Existing Property Debt for a Gain Limitation Property the Partnership shall, refinance such Existing Property Debt with Nonrecourse Liabilities secured by the applicable Gain Limitation Property having an outstanding balance that will remain at an amount that is at least equal to the Minimum Debt Amount for such Gain Limitation Property. Nothing contained in the foregoing shall be deemed to eliminate or modify the obligations of the Partnership pursuant to Section 3.1(a).

(e) Subject to Section 4.1 and the obligations of this Article 3, the Partnership shall have the right to refinance the Existing Property Debt for any Gain Limitation Property with Nonrecourse Liabilities not described in Section 3.2(d), but only if the amount of Nonrecourse Liabilities that are allocated to the Protected Partners with respect to such Gain

Limitation Property under Treasury Regulations Section 1.752-3 is not less than the amount of Nonrecourse Liabilities that would have been allocated to such Protected Partners under Treasury Regulations Section 1.752-3 if the Partnership had maintained an amount of Nonrecourse Liabilities secured by such Gain Limitation Property not less than the Minimum Debt Amount with respect to such Gain Limitation Property. Nothing in the foregoing shall be deemed to eliminate or modify the obligations of the Partnership pursuant to Section 3.1(a).

Section 3.2 Notification Requirement. During the Tax Protection Period, the Partnership shall provide no less than sixty (60) days’ prior written notice to a Protected Partner if the Partnership intends to repay, retire, refinance or otherwise reduce (other than due to scheduled amortization) the amount of liabilities with respect to a Gain Limitation Property in a manner that would cause a Protected Partner to recognize gain for federal income tax purposes as a result of a decrease of the Protected Partner’s share of Partnership liabilities below the Minimum Liability Amount (determined as of the Closing Date) (a “Debt Notification Event”). Provided, such notice shall not be deemed to eliminate or modify any obligation of the Partnership pursuant to this Article 3 or Article 4.

Article 4

REMEDIES FOR BREACH

4.1 Monetary Damages; Computation: Limitations.

(a) Monetary Damages. In the event that the Partnership breaches its obligations set forth in Article 2 or Article 3 with respect to a Protected Partner, the Protected Partner’s sole remedy shall be to receive from the Partnership, and the Partnership shall pay to such Protected Partner as damages, an amount equal to:

(i) in the case of a violation of Article 2, the aggregate federal, state, and local income taxes incurred by the Protected Partner or an Indirect Owner with respect to the Protected Gain that is allocable to such Protected Partner under the Partnership Agreement as a result of the disposition of the Gain Limitation Property; and

(ii) in the case of a violation of Article 3, the aggregate federal, state and local income taxes incurred by the Protected Partner or an Indirect Owner as a result of the income or gain allocated to, or otherwise recognized by, such Protected Partner with respect to its OP Units by reason of such breach.

In addition, the Partnership shall pay to the Protected Partner or Indirect Owner an additional amount so that after payment by such Protected Partner or Indirect Owner of all federal, state, and local income taxes payable by the Protected Partner or Indirect Owner on amounts received pursuant to this Section 4.1, such Protected Partner or Indirect Owner has received an amount equal to the amount determined pursuant to Section 4.1(a)(i) or Section 4.1(a)(ii), as applicable.

(b) Computation. For purposes of computing the amount of federal, state, and local income taxes required to be paid by a Protected Partner (or Indirect Owner), (i) any deduction for state income taxes payable as a result thereof actually allowed, in computing federal and state income taxes shall be taken into account, and (ii) a Protected Partner’s (or Indirect Owner’s) tax liability shall be computed using the highest federal, state and local marginal income tax rates (plus the tax rate on net investment income, if applicable) that would be applicable to such Protected Partner’s (or, Indirect Owner’s) taxable income (taking into account the character and type of such income or gain) for the year with respect to which the taxes must be paid, assuming the aggregate amount of taxable income and gain of such Protected Partner for such year equals the amount of Protected Gain recognized and described in Section 4.1(i) or the aggregate income and gain recognized and described in Section 4.100, as applicable; and, except as described in clause (i)„ without regard to any deductions, losses or credits that may be available to such Protected Partner (or Indirect Owner) that would reduce or offset its actual taxable income or actual tax liability if such deductions, losses or credits could be utilized by the Protected Partner (or Indirect Owner) to offset other income, gain or taxes of the Protected Partner (or Indirect Owner), either in the current year, in earlier years, or in later years.

Section 4.2 Process for Determining Damages. If the Partnership has breached or violated any of the covenants set forth in Article 2 or Article 3 (or a Protected Partner asserts that the Partnership has breached or violated any of the covenants set forth in Article 2 or Article 3), the Partnership and the Protected Partner (or Indirect Owner) agree to negotiate in good faith to resolve any disagreements regarding any such breach or violation and the amount of damages, if any, payable to such Protected Partner (or Indirect Owner) under Section 4.1. If any such disagreement cannot be resolved by the Partnership and such Protected Partner (or Indirect Owner) within sixty (60) days after the receipt of notice from the Partnership of such breach and the amount of income to be recognized by reason thereof (or, if applicable, receipt by the Partnership of an assertion by a Protected Partner that the Partnership has breached or violated any of the covenants set forth in Article 2 or Article 3), the Partnership and the Protected Partner shall jointly retain a nationally recognized independent public accounting firm (an “Accounting Finn”) to act as an arbitrator to resolve as expeditiously as possible all points of any such disagreement (including, without limitation, whether a breach of any of the covenants set forth in Article 2 or Article 3, has occurred and, if so, the amount of damages to which the Protected Partner is entitled as a result thereof, determined as set forth in Section 4.1). The Partnership and the Protected Partner shall cooperate with the Accounting Firm and shall furnish the Accounting Firm with all information reasonably requested by the Accounting Firm. All determinations made by the Accounting Firm with respect to the resolution of any breach or violation of any of the covenants set forth in Article 2 or Article 3 and the amount of damages payable to the Protected Partner under Section 4.1 shall be final, conclusive and binding on the Partnership and the Protected Partner. The fees and expenses of any Accounting Firm incurred in connection with any such determination shall be shared equally by the Partnership and the Protected Partner, provided that if the aggregate amount determined by the Accounting Firm to be owed by the Partnership to the Protected Partner is more than five percent (5%) higher than the amount proposed by the Partnership to be owed to such Protected Partner prior to the submission of the matter to the Accounting Finn, then all of the fees and expenses of any Accounting Firm incurred in connection with any such determination shall be paid by the Partnership and if the amount determined by the Accounting Firm to be owed by the Partnership to the Protected Partner is more than five percent (5%) less than the amount proposed by the Partnership to be owed to such Protected Partner prior to the submission of the matter to the Accounting Firm, then all of the fees and expenses of any Accounting Finn incurred in connection with any such determination shall be paid by the Protected Partner.

Section 4.3 Required Notices; Time for Payment. In the event that there has been a breach of Article 2 or Article 3, the Partnership shall provide to each affected Protected Partner notice of the transaction or event giving rise to such breach not later than at such time as the Partnership provides to the Protetted Partners the IRS Schedule K-1’ s to the Partnership’s federal income tax return for the year of such transaction. All payments required to be made under this Article 4 to any Protected Partner shall be made to such Protected Partner on or before April 15 of the year following the year in which the gain recognition event giving rise to such payment took place; provided that, if the Protected Partner is required to make estimated tax payments that would include such gain (taking into account all available safe harbors), the Partnership shall make a payment to the Protected Partner on or before the due date for such estimated tax payment and such payment from the Partnership shall be in an amount that corresponds to the amount of the estimated tax being paid by such Protected Partner at such time as a result of the gain recognition event, which payment shall be credited against the total amount payable under this Article 4. In the event of a payment made after the date required pursuant to this Section 4.3, interest shall accrue on the aggregate amount required to be paid from such date to the date of actual payment at a rate equal to the “prime rate” of interest, as published in the Wall Street Journal (or if no longer published there, an equivalent publication) effective as of the date the payment is required to be made.

Article 5

NOTICE OF INTENTION TO SELL GAIN LIMITATION PROPERTY DURING NOTICE

PERIOD

During the Tax Protection Period, if the Partnership intends to dispose of a Gain Limitation Property in a taxable transaction, the Partnership shall use commercially reasonable efforts to provide at least 90 days’ prior written notice (prior to the closing of such disposition) to the Protected Partners. Provided, such notice shall not be deemed to eliminate or modify any obligation of the Partnership pursuant to Article 3 or Article 4.

Article 6

SECTION 704(C) METHOD AND ALLOCATIONS

Notwithstanding any provision of the Partnership Agreement, the Partnership shall use the “traditional method” under Treasury Regulations Section 1.704-3(b) for purposes of making all allocations under Section 704(c) of the Code with respect to any Gain Limitation Property.

Article 7

AMENDMENT OF THIS AGREEMENT; WAIVER OF CERTAIN PROVISIONS

Section 7.1 Amendment. This Agreement may not be amended, directly or indirectly (including by reason of a merger between either the Partnership or the REIT and another entity) except by a written instrument signed by the REIT, the Partnership, and each of the Protected

Partners to be subject to such amendment, provided, however, the Partnership, on the one hand, and a Protected Partner, on the other hand, may amend the terms of this Agreement as applied solely to such Protected Partner by a written instrument signed by the Partnership and such Protected Partner.

Section 7.2 Waiver. Notwithstanding the foregoing, upon written request by the Partnership, each Protected Partner, in its sole discretion, may waive the payment of any damages or indemnification amount that is otherwise payable to such Protected Partner pursuant to Article 4 hereof Such a waiver shall be effective only if obtained in writing from the affected Protected Partner. Any such waiver or consent shall be effective only in the specific instance and for the purpose of which given.

Article 8

MISCELLANEOUS

Section 8.1 Additional Actions and Documents. Each of the Parties hereby agrees to take or cause to be taken such further actions, to execute, deliver, and file or cause to be executed, delivered and filed such further documents, and will obtain such consents, as may be necessary or as may be reasonably requested in order to fully effectuate the purposes, terms and conditions of this Agreement.

Section 8.2 Assignment. Except as expressly set forth herein, no Party shall assign its or his rights or obligations under this Agreement, in whole or in part, except by operation of law, without the prior written consent of the other Parties, and any such assignment contrary to the terms hereof shall be null and void and of no force and effect. Notwithstanding the foregoing, the initial Protected Partner and any Indirect Owner may assign its rights without the need to obtain the prior consent of any other party, to any Indirect Owner or direct or indirect member, partner, or shareholder of such initial Protected Partner in connection with the distribution of any OP Units by the initial Protected Partner to such Indirect Owner or member, partner or shareholder of the initial Protected Partner or such Indirect Owner.

Section 8.3 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Protected Partners and their respective successors and permitted assigns, whether so. expressed or not. This Agreement shall be binding upon the REIT, the Partnership, and any entity that is a direct or indirect successor, whether by merger, transfer, spin-off or otherwise, to all or substantially all of the assets of either the REIT or the Partnership (or any prior successor thereto as set forth in the preceding portion of this sentence), provided that none of the foregoing shall result in the release of liability of the REIT and the Partnership hereunder. The REIT and the Partnership covenant with and for the benefit of the Protected Partners not to undertake any transfer of all or substantially all of the assets of either entity (whether by merger, transfer, spin-off or otherwise) unless the transferee has acknowledged in writing and agreed in writing to be bound by this Agreement, provided that the foregoing shall not be deemed to permit any transaction otherwise prohibited by this Agreement.

Section 8.4 Modification: Waiver. No failure or delay on the part of any Party in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Parties are cumulative and not exclusive of any rights or remedies which they would otherwise have. No modification or waiver of any provision of this Agreement, nor consent to any departure by any Party therefrom, shall in any event be effective unless the same shall be in writing, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on any Party in any case shall entitle such Party to any other or further notice or demand in similar or other circumstances.

Section 8.5 Representations and Warranties Regarding Authority: Noncontravention. Each of the REIT and the Partnership has the requisite corporate or other (as the case may be) power and authority to enter into this Agreement and to perform its respective obligations hereunder. The execution and delivery of this Agreement by each of the REIT and the Partnership and the performance of each of its respective obligations hereunder have been duly authorized by all necessary trust, partnership, or other (as the case may be) action on the part of each of the REIT and the Partnership. This Agreement has been duly executed and delivered by each of the REIT and the Partnership and constitutes a valid and binding obligation of each of the REIT and the Partnership, enforceable against each of the REIT and the Partnership in accordance with its terms, except as such enforcement may be limited by (i) applicable bankruptcy or insolvency laws (or other laws affecting creditors’ rights generally) or (ii) general principles of equity. The execution and delivery of this Agreement by each of the REIT and the Partnership do not, and the performance by each of its respective obligations hereunder will not, conflict with, or result in any violation of (i) the Partnership Agreement or (ii) any other agreement applicable to the REIT and/or the Partnership, other than, in the case of clause (ii), any such conflicts or violations that would not materially adversely affect the performance by the Partnership and the REIT of their obligations hereunder.

Section 8.6 Captions. The Article and Section headings contained in this Agreement are inserted for convenience of reference only, shall not be deemed to be a part of this Agreement for any purpose, and shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.

Section 8.7 Notices. All notices and other communications given or made pursuant hereto shall be in writing, shall be deemed to have been duly given or made as of the date delivered, mailed or transmitted, and shall be effective upon receipt, if delivered personally, mailed by U.S. registered or certified mail (postage prepaid, return receipt requested) to the Parties at the following addresses (or at such other address for a Party as shall be specified by like changes of address) or sent by email to the email addresses specified below:

(a) if to the REIT or the Partnership, to:

Generation Income Properties, Inc.

401 East Jackson Street, Suite 3300

Tampa, Florida 33602

Attention: David Sobelman

Email:

(b) if to a Protected Partner, to the address on file with the Partnership.

Each Party may designate by notice in writing a new address to which any notice, demand, request or communication may thereafter be so given, served or sent. Each notice, demand, request, or communication which shall be hand delivered, sent, mailed, or emailed in the manner described above, or which shall be delivered to a telegraph Partnership, shall be deemed sufficiently given, served, sent, received or delivered for all purposes at such time as it is delivered to the addressee (with the return receipt, the delivery receipt, or (with respect to a telecopy or telex) the answerback being deemed conclusive, but not exclusive, evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.

Section 8.8 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and each of which shall be deemed an original.

Section 8.9 Governing Law. The interpretation and construction of this Agreement, and all matters relating thereto, shall be governed by the laws of the State of Delaware, without regard to the choice of law provisions thereof.

Section 8.10 Consent to Jurisdiction: Enforceability.

(a) This Agreement and the duties and obligations of the Parties shall be enforceable against any of the other Parties in the courts of the Commonwealth of Virginia. For such purpose, each Party and the Protected Partners hereby irrevocably submits to the nonexclusive jurisdiction of such courts and agrees that all claims in respect of this Agreement may be heard and determined in any of such courts.

(b) Each Party hereby irrevocably agrees that a final judgment of any of the courts specified above in any action or proceeding relating to this Agreement shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

Section 8.11 Severability. If any part of any provision of this Agreement shall be invalid or unenforceable in any respect, such part shall be ineffective to the extent of such invalidity or unenforceability only, without in any way affecting the remaining parts of such provision or the remaining provisions of this Agreement.

Section 8.12 Tax Advice. Each Party acknowledges and agrees that it has not received and is not relying upon tax advice from any other Party and that it has and will continue to consult its own tax advisors with respect to the provisions of this Agreement. The REIT and Partnership make no representations or warranties as to the proper treatment of the Contribution, the treatment or effect of any Debt Guarantee, or the consequences of the transactions and elections contemplated by the Agreement, the Contribution Agreement and the Partnership Agreement for U.S. federal income tax purposes or any other tax purposes.

Section 8.13 Costs of Disputes. Except as otherwise expressly set forth in this Agreement, the nonprevailing Party in any dispute arising hereunder shall bear and pay the costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) incurred by the prevailing Party or Parties in connection with resolving such dispute.

Section 8.14 Joint and Several Liability. Each of the REIT and the Partnership agrees that it is jointly and severally liable for all obligations set forth under this Agreement.

[signatures on next page]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

GENERATION INCOME PROPERTIES, INC.,
a Maryland corporation

By:	/s/ David Sobelman
David Sobelman
President

GENERATION INCOME PROPERTIES, L.P.,
a Delaware limited partnership

By:	Generation Income Properties, Inc.,
a Maryland corporation,
its General Partner

By:	/s/ David Sobelman
David Sobelman
President

RIVERSIDE CROSSINGS L.C.,
a Virginia limited liability company

By: Robinson Development Group, Inc., its
Manager

By:	/s/ Anthony Smith
Anthony W. Smith
Senior Vice President

Schedule 2.1(b)

RIVERSIDE CROSSING L.C.

Assumed fair market value:	$7,100,000
Less estimated adjusted tax basis as of 9/27/2019:	$3,183,859

Protected Gain	$3,916.141

Schedule 3.1(a)

Liabilities of no less than $1,961,179.